                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549




                                     SCHEDULE 13G

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ______)*

                                        Aviron
                                       --------
                                   (Name of Issuer)

                                        Common
                                       --------
                            (Title of Class of Securities)

                                     053762 10 0
                                    -------------
                                    (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 053762 10 0                 13G                 PAGE  2  OF  21  PAGES
          -----------                                          ---    ----

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Accel IV L.P.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  781,200
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  781,200
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    781,200
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.0
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

    PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  3  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Accel Japan L.P.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  74,666
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  74,666
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     74,666
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.7
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

    PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  4  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Accel Keiretsu L.P.
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  16,800
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  16,800
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   16,800
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.2
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  5  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Accel Investors '93 L.P.
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  34,533
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  34,533
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   34,533
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.3
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  6  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Accel IV Associates L.P.
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  781,200
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  781,200
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   781,200
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.0
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  7  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Ellmore C. Patterson Partners
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  20,532
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  20,532
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   20,532
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   0.2
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  8  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Swartz Family Partnership
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  781,200
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  781,200
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   781,200
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.0
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE  9  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   James W. Breyer
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  907,199
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  907,199
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   907,199
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.1
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE 10  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Luke B. Evnin
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  832,533
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  832,533
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   832,533
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.4
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE 11  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Eugene D. Hill, III
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /x/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  798,000
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  798,000
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   798,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.1
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE 12  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Paul H. Klingenstein
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  907,199
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  907,199
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   907,199
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.1
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE 13  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   Arthur Patterson
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  927,731
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  927,731
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   927,731
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.3
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE 14  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   G. Carter Sednaoui
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  907,199
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  907,199
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   907,199

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.1
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

CUSIP No. 053762 10 0                 13G                 PAGE 15  OF  21  PAGES
          -----------                                          ---    ----


-------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSONS
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   James R. Swartz
-------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  / /

                                                      (b)  /X/
-------------------------------------------------------------------------------
 3 SEC USE ONLY

-------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

                                  907,199
NUMBER OF SHARES             --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
EACH REPORTING               --------------------------------------------------
 PERSON WITH                  (7) SOLE DISPOSITIVE POWER

                                  907,199
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   907,199
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   8.1
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                                  ACCEL PARTNERS 13G

ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

(a) Aviron ("Issuer")

(b) 297 North Bernardo Avenue
    Mountain View, CA 94043

ITEM 2.  INFORMATION CONCERNING PERSON FILING:

(a) Filing Persons:

    Entities:
         Accel IV L.P. ("A4")
         Accel Japan L.P. ("AJ")
         Accel Keiretsu L.P. ("AK")
         Accel Investors `93 L.P. ("AI93")
         Accel IV Associates L.P. ("A4A")
         Ellmore C. Patterson Partners ("ECPP")
         Swartz Family Partnership L.P. ("SFP")

    Individuals:
         James W. Breyer ("JWB")
         Luke B. Evnin ("LBE")
         Eugene D. Hill, III ("EDH")
         Paul H. Klingenstein ("PHK")
         Arthur C. Patterson ("ACP")
         G. Carter Sednaoui ("GCS")
         James R. Swartz ("JRS")

(b) Principal Business Address:   One Embarcadero Center
                                  Suite 3820
                                  San Francisco, CA 94111

(c) Citizenship/Place of Organization:

    Entities:
         Accel IV L.P. ("A4")                         Delaware
         Accel Japan L.P. ("AJ")                      Delaware
         Accel Keiretsu L.P. ("AK")                   Delaware
         Accel Investors `93 L.P. ("AI93")            Delaware
         Accel IV Associates L.P. ("A4A")             Delaware
         Ellmore C. Patterson Partners ("ECPP")       Delaware
         Swartz Family Partnership L.P. ("SFP")       Delaware

    Individuals:
         James W. Breyer ("JWB")                      United States
         Luke B. Evnin ("LBE")                        United States
         Eugene D. Hill, III ("EDH")                  United States
         Paul H. Klingenstein ("PHK")                 United States
         Arthur C. Patterson ("ACP")                  United States
         G. Carter Sednaoui ("GCS")                   United States
         James R. Swartz ("JRS")                      United States

(d) Title of Class of Securities:      Common Stock

(e) CUSIP No.:     053762 10 0

ITEM 3.  STATUS OF PERSON FILING:

    Not Applicable

ITEM 4.  OWNERSHIP:


ENTITIES:                           A4          AJ         AK        AI93       A4A        ECPP        SFP
                                    --          --         --        ----       ---        ----        ---
(a) Beneficial
    Ownership:                   781,200      74,666     16,800     34,533    781,200      20,532    781,200

(b) Percentage
    of Class:                       7.0%        0.7%       0.2%       0.3%       7.0%        0.2%       7.0%

(c) Sole Voting
    Power:                       781,200      74,666     16,800     34,533    781,200      20,532          0

    Shared Voting
    Power:                             0           0          0          0          0           0    781,200

    Sole Dispositive
    Power:                       781,200      74,666     16,800     34,533    781,200      20,532          0

    Shared Dispositive
    Power:                             0           0          0          0                      0    781,200

INDIVIDUALS:                         JWB         LBE        EDH        PHK        ACP         GCS        JRS
(a) Beneficial
    Ownership:                   907,199     832,533    798,000    907,199    927,731     907,199    907,199

(b) Percentage
    of Class:                       8.1%        7.4%       7.1%       8.1%       8.3%        8.1%       8.1%

(c) Sole Voting
    Power:                             0           0          0          0     20,532           0          0

    Shared Voting
    Power:                       907,199     832,533    798,000    907,199    907,199     907,199    907,199

    Sole Dispositive
    Power:                             0           0          0          0     20,532           0          0

    Shared Dispositive
    Power:                       907,199     832,533    798,000    907,199    907,199     907,199    907,199


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

    Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

    Under certain circumstances set forth in A4's, A4A's, AJ's, AK's, AI93's, ECPP's and SFP's respective partnership agreements, the general partners and/or limited partners of each such funds have the right to receive dividends from, or the proceeds from the sale of the Common Stock of Issuer owned by each such fund.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:

    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

    Not Applicable

ITEM 10.  CERTIFICATION:

    Not Applicable

Exhibit A:  Joint Filing Statement

                                      SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997


Entities:
    Accel IV L.P. ("A4")
    Accel Japan L.P. ("AJ")
    Accel Keiretsu L.P. ("AK")
    Accel Investors `93 L.P. ("AI93")
    Accel IV Associates L.P. ("A4A")
    Ellmore C. Patterson Partners ("ECPP")
    Swartz Family Partnership L.P. ("SFP")

                                       By:/s/ G. Carter Sednaoui
                                           -------------------------------------
                                               G. Carter Sednaoui, Attorney-in-
                                               Fact for the above-listed
                                               entities

Individuals:
    James W. Breyer ("JWB")
    Luke B. Evnin ("LBE")
    Eugene D. Hill, III ("EDH")
    Paul H. Klingenstein ("PHK")
    Arthur C. Patterson ("ACP")
    G. Carter Sednaoui ("GCS")
    James R. Swartz ("JRS")

                                       By:/s/ G. Carter Sednaoui
                                           -------------------------------------
                                            G. Carter Sednaoui, Individually and
                                            as for the above-listed entities

                                    EXHIBIT INDEX



                                                           Sequentially
Exhibit            Document Description                   Numbered Page
-------            --------------------                   -------------

A                  Agreement of Joint Filing                   21

                                      EXHIBIT A


                              AGREEMENT OF JOINT FILING


     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 11, 1997, containing the information required by
Schedule 13G, for the shares of common Stock of Aviron which they each beneficially hold.

Dated:  February 11, 1997


Entities:
     Accel IV L.P. ("A4")
     Accel Japan L.P. ("AJ")
     Accel Keiretsu L.P. ("AK")
     Accel Investors `93 L.P. ("AI93")
     Accel IV Associates L.P. ("A4A")
     Ellmore C. Patterson Partners ("ECPP")
     Swartz Family Partnership L.P. ("SFP")

                                        By:/s/ G. Carter Sednaoui
                                           -------------------------------------
                                               G. Carter Sednaoui, Attorney-in-
                                               Fact for the above-listed
                                               entities

Individuals:
     James W. Breyer ("JWB")
     Luke B. Evnin ("LBE")
     Eugene D. Hill, III ("EDH")
     Paul H. Klingenstein ("PHK")
     Arthur C. Patterson ("ACP")
     G. Carter Sednaoui ("GCS")
     James R. Swartz ("JRS")


                                        By:/s/ G. Cartner Sednaoui
                                           -------------------------------------
                                               G. Carter Sednaoui, Individually
                                               and as for the above-listed
                                               entities